Offer Letter

September 19, 2016

Brendan Riley

Dear Brendan;

Re: Offer of Employment

GreenPower Motor Company Inc. ("GreenPower" or the "Company") is pleased to offer you the position of President, of GreenPower and GreenPower Motor Company, Inc. (the Company's US Subsidiary). The position reports to Phillip Oldridge and involves working with the Chairman and ultimately the Board of Directors of the Company commencing at a date on or about November 1, 2016 (or such other date as is mutually agreed upon by both parties).

Jab Description

Duties will include, but are not limited to the following:

• Working with the CEO and the Chairman of the Company to develop and implement the Company's strategy, sales and marketing plan, product development, personnel hiring and training and manufacturing of the Company's products

• Provide leadership in developing the market in the United States and Canada for GreenPower's products

• Forming, staffing, guiding, leading and managing an organization sufficient to accomplish the strategic plan of the Company

• Leading, guiding, directing, and evaluating the work of other members of the management team including senior vice presidents, vice presidents, directors and managers

• Manage the sales and marketing process and deploying staff for target customers, responding to opportunities, project bids, requests for proposals, developing new customer relationships, participating with associations

• Communicating technical issues related to customer inquiries with design and production staff

• Provide leadership with external and internal competitive landscape, opportunities for expansion, customers, markets, new industry developments and standards

• Proficient knowledge of all products

• Report on a regular basis the goals and accomplishments

Compensation

You will be compensated with an annual Base Salary of U.S. $225,000 subject to normal income tax withholdings.

In addition to the Base Salary you will be entitled to a Tier 1 commission for each bus sold in the United States and Western Canada where no other person has initiated the sale, a Tier 2 commission where another person from GreenPower has initiated the sale of the  bus and a Tier 3 commission for any buses sold by a Factory Representative in the United States and Canada where you have assisted in any way with that sale. The commissions (in US dollars) for the various products are as follows:

	Tier 1	Tier 2	Tier 3
EV550 Double Decker	$10,000	$2,000	$1,000
EV250 to EVS00 heavy duty	$ 5,000	$1,000	$ 500
EVS01 to EVS04	$ 2,000	$ 500	$ 250

Commissions for any sales occurring outside of the United States and Canada, where you have assisted with that sale, will be determined when these markets are opened by the Company.

A sale will be determined in accordance with GreenPower's accounting practices. For greater certainty, this means that title or ownership has passed to the customer, there a re no rights of return and there is customer acceptance.

Subject to the approval of the Board of Directors and the TSX Venture Exchange the Company will grant you 500,000 stock options on the date that you start with a term of five years, an exercise price at the most favorable rate permitted by the TSX Venture Exchange and the Company's standard vesting of 25% after 4 months and then  25% after the end of years 1,  2  and 3.

Benefits

In addition to the Base Salary and commissions you shall be entitled to participate in the Company's Medical Plan and the Company shall pay the base premiums for your participation in the Plan.

For the term of your employment, GreenPower shall provide a vehicle for your use (to be agreed upon by the parties) and will reimburse you for the direct vehicle costs and other sales expenses based on submitted receipts solely for the time spent on GreenPower activities.

You shall be entitled to two weeks of vacation per year in the first year and three weeks of vacation there aft er.

Confidentiality

You agree that during the term of your employment, and for a period of twenty four (24) months after your employment you will not, divulge, publish or otherwise reveal, either directly or through another person, to any person, firm or corporation any information concerning confidential or proprietary information belonging to GreenPower or of any of its affiliated companies .

Acceptance

To indicate your acceptance of this offer, please sign below. This offer shall  remain  open until the close of business on September 23, 2016.

We firmly believe that you can make a great contribution to GreenPower, and that you will find working here a rewarding experience.  We look forward to  the opportunity  of working with you  to create a successful company, and we are confident that your  employment  will  prove mutually beneficial.

Sincerely,

/s/ Fraser Atkinson

Fraser Atkinson Chairman

Agreed to and Accepted by:

/s/ Brendan Riley

_______________________

Brendan Riley

    9/21/2016

Date